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      UNITED STATES                                    OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549                     -------------------------------
                                                 -------------------------------
                                                 OMB Number:  3235-0058
      FORM 12b-25                                Expires:           May 31, 1997
                                                 Estimated average burden
                                                 hours per response. . . . .2.50
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   NOTIFICATION OF LATE FILING                   -------------------------------
                                                          SEC FILE NUMBER
                                                          0-18034
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                                                 -------------------------------


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(Check One): [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                 For Period Ended:  March 31, 1999
                                    -----------------------
                 [ ] Transition Report on Form 10-K
                 [ ] Transition  Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ------------------------------
________________________________________________________________________________
  Read attached instruction sheet before preparing form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
Form 10-KSB/A, Items 9-12
________________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________________
Full Name of Registrant
                           Enterprise Software, Inc.
________________________________________________________________________________
Former Name if Applicable
                           IndeNet, Inc.
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)
                           8415 Explorer Drive
________________________________________________________________________________
City, State and Zip Code
                           Colorado Springs, Colorado 80920

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or
                          before  the  fifteenth   calendar  day  following  the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE


State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company's Annual Report on Form 10-KSB/A will not be filed within the prescribed time period because of unanticipated difficulties and delays in collecting and formatting data required to respond to Items 9-12.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Richard Schleufer        (719)                    265-3200
         ------------------       ----------------         ---------------------
         (Name)                   (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                       |X|Yes   |_|No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                       |_|Yes   |X|No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            Enterprise Software, Inc.
               ---------------------------------------------------
                   (Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 1999                        By:  /s/ Richard Schleufer
      ------------------------------            ------------------------------
                                                Name: Richard Schleufer
                                                Title: Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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